K&L Gates LLP 1601 K Street NW Washington, DC 20006-1600 T 202.778.9000 www.klgates.com

January 23, 2012

Legg Mason Global Asset Management Trust

100 International Drive

Baltimore, MD 21202

Ladies and Gentlemen:

We have acted as counsel to Legg Mason Global Asset Management Trust, a Maryland statutory trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of Post-Effective Amendment No. 28 to the Trust’s Registration Statement on Form N-1A (File Nos. 333-162441; 811-22338) (the “Post-Effective Amendment”), registering an indefinite number of shares of beneficial interest (the “Shares”) of the classes of each series of the Trust (the “Funds”) listed on Appendix A hereto, under the Securities Act of 1933, as amended (the “Securities Act”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the amended and restated declaration of trust, and the amended and restated bylaws of the Trust, and the action of the trustees of the Trust that provides for the issuance of the Shares. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we also have relied on a certificate of an officer of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States and the laws of the State of Maryland that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that: (1) the Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and (2) when issued and paid for upon the terms provided in the Post-Effective Amendment, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid, and nonassessable.

Legg Mason Global Asset Management Trust

January 23, 2012

We hereby consent to the filing of this opinion with the Commission in connection with the Post-Effective Amendment and to the reference to this firm’s name under the headline “The Fund’s Legal Counsel” in the statements of additional information that are being filed as part of the Post-Effective Amendment. In giving our consent we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ K&L Gates LLP

Legg Mason Global Asset Management Trust

January 23, 2012

Appendix A

Legg Mason Manager Select Large Cap Growth Fund

-Class I Shares

Legg Mason Manager Select Large Cap Value Fund

-Class I Shares

Legg Mason BW Diversified Large Cap Value Fund

-Class A

-Class C

-Class FI

-Class R

-Class R1

-Class I

-Class IS Shares